UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2009

Q.E.P. CO., INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-21161	13-2983807
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Broken Sound Parkway, NW Suite A

Boca Raton, Florida 33487

(Address of principal executive offices) (Zip Code)

561-994-5550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 14, 2009, Q.E.P. Co., Inc. (the “Company”), certain of the Company’s subsidiaries, Bank of America, N.A., (“BOA”) and BOA as Agent, executed a First Amendment Agreement (the “Amendment”), which amended the Company’s Third Amended and Restated Loan Agreement dated as of December 30, 2008 (the “Loan Agreement”). The Loan Agreement includes a domestic revolving credit facility and a Canadian mortgage facility. As a result of the Amendment, BOA became the sole lender under the Loan Agreement and the Forbearance Agreement dated January 22, 2009, as amended on March 16, 2009, was terminated.

The Loan Agreement, as amended, requires the Company to maintain the following financial covenants: (i) a leverage ratio, which ratio remains unchanged; (ii) a minimum EBITDA during the period from March 1, 2009 through August 31, 2009; (iii) a fixed charge coverage ratio on an annualized quarter basis for the quarters ending August 31, 2009 through February 28, 2010 and on a trailing twelve months basis thereafter; and (iv) a senior debt to trailing EBITDA ratio beginning with the quarter ending May 31, 2010. As amended, EBITDA excludes charges for non-cash expenses related to goodwill, deferred costs and other intangible assets, and reflects only the cash portion of expenses related to certain salary deferral programs.

In addition, the Amendment (i) decreases the maximum amount available for borrowing by the Company under the revolving credit facility to $27.0 million; (ii) increases the margin applicable to determining the interest rate on the revolving credit loan to, at the Company’s option, either a Base Rate plus 275 basis points or Libor plus 375 basis points prior to the reporting of financial results for the quarter ending August 31, 2009 and to, at the Company’s option, a range of the Base Rate plus 2.00% to 2.75% or a range of Libor plus 3.00% to 3.75% thereafter; (iii) increases the interest on the Canadian mortgage facility to, at the Company’s option, either a Base Rate plus 2.00% or Libor plus 4.00%; (iv) increases the fees on the unused amount of the Revolving Loan to one-half of one percent per annum and for issuing letters of credit to a range of 3.00% to 3.75%; and (v) increases the amount of funds the Company is permitted to provide to certain of its foreign operations.

As of April 14, 2009, the Company had borrowed approximately $19.4 million under the revolving credit facility and approximately $1.7 million under the Canadian mortgage facility, and had approximately $5.4 million (net of approximately $0.4 million in outstanding letters of credit) available for future borrowings under the domestic revolving credit facility.

A copy of the First Amendment Agreement is attached hereto as Exhibit 10.30 and is incorporated herein by reference. The information set forth herein is qualified by the terms of the First Amendment Agreement.

A copy of the Company’s press release is furnished as Exhibit 99.1 hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

10.30	First Amendment to Third Amended and Restated Loan Agreement, by and among the Company, certain of the Company’s subsidiaries, Bank of America, N.A. and Bank of America, N.A., as agent, dated as of April 14, 2009.

99.1	Q.E.P. Co., Inc. Press Release, dated April 14, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q.E.P. Co., Inc.

Dated: April 14, 2009	By:	/s/ Richard A. Brooke
	Name:	Richard A. Brooke
	Title:	Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.30	First Amendment to Third Amended and Restated Loan Agreement, by and among the Company, certain of the Company’s subsidiaries, Bank of America, N.A. and Bank of America, N.A., as agent, dated as of April 14, 2009.

99.1	Q.E.P. Co., Inc. Press Release, dated April 14, 2009